EXHIBIT 10.5

FORM OF
STOCKHOLDERS AGREEMENT
This STOCKHOLDERS AGREEMENT, dated and effective as of the Effective Date, is entered into by and among (i) Hamilton Lane Incorporated, a Delaware corporation (the “Corporation”), (ii) Hamilton Lane Advisors, L.L.C., a Pennsylvania limited liability company (“HLA”), and (iii) the persons and entities listed on Schedule 1 attached hereto (together with their Affiliates, collectively, the “Class B Holders”). Capitalized terms used herein without definition shall have the meanings set forth in Section 1.1.
RECITALS
WHEREAS, the Corporation, HLA, the Class B Holders and certain other Persons have effected, or will effect in connection with the Closing, a series of reorganization transactions (collectively, the “Reorganization Transactions”);
WHEREAS, after giving effect to the Reorganization Transactions, the Class B Holders Beneficially Own or will Beneficially Own either (x) shares of the Corporation’s Class A common stock, par value $0.001 per share (the “Class A Common Stock”) or (y) shares of the Corporation’s Class B common stock, par value $0.001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and Class B limited liability company units in HLA (“Class B Units”), which Class B Units, subject to certain restrictions, are exchangeable from time to time at the option of the Beneficial Owner thereof for shares of Class A Common Stock pursuant to the terms of an Exchange Agreement between the Corporation, HLA and its members (the “Exchange Agreement”) and the Fourth Amended and Restated Limited Liability Company Agreement of HLA (as may be amended from time to time, the “HLA LLC Agreement”);
WHEREAS, on the Effective Date, the Corporation will have priced an initial public offering of shares of its Class A Common Stock (the “IPO”) pursuant to an Underwriting Agreement dated the Effective Date (the “Underwriting Agreement”);
WHEREAS, the parties hereto desire to provide for certain governance rights and other matters, and to set forth the respective rights and obligations of the Class B Holders on and after the Effective Date.
NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1.    Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any specified Person, (a) any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person or (b) a Permitted Transferee of such Person; provided that the Corporation, HLA and its subsidiaries shall not be deemed to be Affiliates of the Class B Holders. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Agreement” means this Stockholders Agreement as in effect on the date hereof and as hereafter from time to time amended, modified or supplemented in accordance with the terms hereof.
“Beneficial Ownership” has the same meaning given to it in Section 13(d) under the Exchange Act and the rules thereunder, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether the right is exercisable immediately, only after the passage of time or only after the satisfaction of conditions and notwithstanding any right of the issuer to pay cash in lieu of such securities. The terms “Beneficially Own” and “Beneficial Owner” shall have correlative meanings.
“Board Designees” means the Directors designated by HLAI.
“Board of Directors” means the Board of Directors of the Corporation.
“Class A Common Stock” has the meaning set forth in the recitals.
“Class B Common Stock” has the meaning set forth in the recitals.
“Class B Holders” has the meaning set forth in the preamble.
“Class B Units” has the meaning set forth in the recitals.
“Class C Units” means the Class C limited liability company units of HLA.
“Closing” means the closing of the IPO.
“Common Stock” has the meaning set forth in the recitals.
“Corporation” has the meaning set forth in the preamble.
“Corporation Shares” means (i) all shares of Common Stock that are not then subject to vesting (including shares that were at one time subject to vesting to the extent they have vested), (ii) all shares of Common Stock issuable upon exercise, conversion or exchange of any option, warrant or convertible security (including Class B Units and Class C Units) that are not then subject to vesting (including securities that were at one time subject to vesting to the extent they have vested) and (iii) all shares of Common Stock directly or indirectly issued or issuable with respect to the securities referred to in clauses (i) or (ii) above by way of unit or stock dividend or unit or stock split, or in connection with a combination of units or shares, recapitalization, merger, consolidation or other reorganization.
“Corporation” has the meaning set forth in the preamble.
“Director” means a member of the Board of Directors.
“Effective Date” has the meaning set forth in Section 4.13.
“Exchange Act” has the meaning set forth in Section 4.12.
“Exchange Agreement” has the meaning set forth in the recitals.
“HLA LLC Agreement” has the meaning set forth in the recitals.
“HLA Units” means, collectively, Class B Units and Class C Units.
“HLA” has the meaning set forth in the preamble.
“HLAI” means HLA Investors, LLC, a Delaware limited liability company.
“IPO” has the meaning set forth in the recitals.
“Loss” or “Losses” means any claims, losses, liabilities, damages, interest, penalties and costs and expenses, including reasonable attorneys’, accountants’ and expert witnesses’ fees, and costs and expenses of investigation and amounts paid in settlement, court costs, and other expenses of litigation, including in respect of enforcement of indemnity rights hereunder (it being understood that Losses shall not include any consequential, special, incidental, indirect or punitive damages).
“Necessary Action” means, with respect to a specified result, all commercially reasonable actions required to cause such result that are within the power of a specified Person, including without limitation (i) voting or providing a written consent or proxy with respect to the Corporation Shares, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Corporation, (iii) executing agreements and instruments, (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result and (v) causing members of the Board of Directors, subject to any fiduciary duties that such members may have as Directors of the Corporation (including pursuant to Section 2.1(c)), to act in a certain manner, including causing members of the Board of Directors or any nominating or similar committee of the Board of Directors to recommend the appointment of any Board Designees as provided by this Agreement.
“Permitted Transferee” means any Person to whom a Class B Holder has validly transferred HLA Units in accordance with, and not in contravention of, the HLA LLC Agreement.

“Person” shall mean an individual, corporation, company, limited liability company, association, partnership, joint venture, organization, business, trust or any other entity or organization, including a government or any subdivision or agency thereof.
“Reorganization Transactions” shall have the meaning set forth in the recitals.
“Sunset Event” has the meaning assigned to such term in the Corporation’s Amended and Restated Certificate of Incorporation.
“Underwriting Agreement” shall have the meaning set forth in the recitals.
ARTICLE II
CORPORATE GOVERNANCE
Section 2.1.    Board of Directors.
(a)    Composition of Initial Board. As of the Effective Date, the Board of Directors shall comprise four Directors. The initial Directors shall be Hartley R. Rogers, Mario L. Giannini, Erik R. Hirsch and O. Griffith Sexton. The initial term of the directors shall expire immediately following the Corporation’s first meeting of stockholders after the Effective Date at which directors are elected.
(b)    Voting Agreement. The Corporation and the Class B Holders shall take all Necessary Action to include such individuals as are designated by HLAI as the full slate of nominees recommended by the Board of Directors for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected.
(c)    Additional Obligations. An individual designated by HLAI for election as a Director shall comply with the corporate governance requirements of the Corporation pertaining to the Board of Directors. Notwithstanding anything to the contrary in this ARTICLE II, if the Board of Directors determines in good faith, after consultation with outside legal counsel, that its nomination, appointment or election, or the continued service, of a particular Board Designee pursuant to this Section 2.1 would constitute a breach of its fiduciary duties to the Corporation’s stockholders or does not otherwise comply with the corporate governance requirements of the Corporation pertaining to the Board of Directors (provided that any such determination with respect to any Board Designee pursuant to this Section 2.1 shall be made no later than 60 days after the individual’s election or appointment to the Board of Directors, in the case of new directors, or as promptly as practicable after the Board of Directors becomes aware of facts that result in such determination, in the case of sitting directors), then the Board of Directors shall inform HLAI of such determination in writing and explain in reasonable detail the basis for such determination and HLAI shall designate another individual for nomination, election or appointment to the Board of Directors (subject in each case to this Section 2.1(c)), and the Board of Directors and the Corporation shall take all of the actions required by this ARTICLE II with respect to the election of such substitute Board Designee. It is hereby acknowledged and agreed that the fact that a particular Board Designee is an Affiliate, director, professional, partner, member, manager, employee or agent of a Class B Holder or is not an independent director shall not in and of itself constitute an acceptable basis for such determination by the Board of Directors.
(d)    Vacancies. Subject to Section 2.1(c), HLAI shall have the exclusive right to request the removal of its Board Designees from the Board of Directors (whether for or without cause), and the Corporation and the Class B Holders shall take all Necessary Action to cause the removal (whether for or without cause) of any such Board Designee at the request of HLAI and (ii) HLAI shall have the exclusive right to designate directors for election to the Board of Directors to fill vacancies (for the remainder of the then current term) created by reason of death, disability, removal or resignation of its Board Designees to the Board of Directors, or increase of the size of the Board of Directors, and the Corporation and the Class B Holders shall take all Necessary Action to cause any such vacancies to be filled by replacement or additional directors so designated as promptly as reasonably practicable.
Section 2.2.    Stockholder Votes and Consents Generally; Proxy.
(a)    Each Class B Holder agrees to take all Necessary Action to vote Corporation Shares over which such Class B Holder has voting control in the manner specified by HLAI from time to time. The agreement set forth in the prior sentence is specifically intended to last for the duration of this Agreement.
(b)    To facilitate performance of the parties’ obligations under this ARTICLE II, each Class B Holder hereby irrevocably grants to and appoints HLAI that Class B Holder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of that Class B Holder, to vote or act by written consent with respect to such Class B Holder’s Corporation Shares, and to grant a consent, proxy or approval in respect of those Corporation Shares, in the event that such Class B Holder fails at any time to vote or act by written consent with respect to any of its Corporation Shares in the manner agreed by such Class B Holder in this Agreement, in each case in accordance with such Class B Holder’s agreements contained in this Agreement. Each Class B Holder hereby affirms that the irrevocable proxy set forth in this Section 2.2(b) will be valid for the term of this Agreement and is given to secure the performance of the obligations of such Class B Holder under this Agreement. Each such Class B Holder hereby further affirms that each proxy hereby granted shall be irrevocable and shall be deemed coupled with an interest and shall extend for the term of this Agreement, or, if earlier, until the last date permitted by applicable law. For the avoidance of doubt, except as expressly contemplated by this Section 2.2(b), no Class B Holder has granted a proxy to any Person to exercise the rights of such Class B Holder under this Agreement or any other agreement to which such Class B Holder is a party.
(c)    At the request of HLAI (or its designee), each Class B Holder shall deposit into a voting trust, in customary form, and for the duration of the term of this Agreement, or such shorter period as HLAI may request, all Corporation Shares held by that Class B Holder. Any such voting trust shall name HLAI (or its designee) as trustee, and provide that all Corporation Shares held by the trust shall be voted in accordance with this Agreement.

Section 2.3.    Agreement of Corporation and HLA. Each party hereto hereby agrees that it will take all Necessary Actions to cause the matters addressed by this ARTICLE II to be carried out in accordance with the provisions thereof. Without limiting the foregoing, the Secretary of each of the Corporation and of HLA or, if there be no Secretary, such other officer or employee of the Corporation or of HLA as may be fulfilling the duties of the Secretary, shall not record any vote or consent or other action contrary to the terms of this ARTICLE II.
Section 2.4.    Restrictions on Other Agreements. Except as expressly provided above, no Class B Holder shall grant any proxy or enter into or agree to be bound by any voting trust, agreement or arrangement of any kind with any Person with respect to its Corporation Shares if and to the extent the terms thereof conflict with the provisions of this Agreement (whether or not such proxy, voting trust, agreements or arrangements are with other Class B Holders, holders of Corporation Shares that are not parties to this Agreement or otherwise).
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Each of the parties to this Agreement hereby represents and warrants to each other party to this Agreement that as of the Effective Date:
Section 3.1.    Existence; Authority; Enforceability. Such party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. If such party is an entity, it is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. If such party is a natural person, such person has full capacity to contract. This Agreement has been duly executed by each of the parties hereto and constitutes his, her or its legal, valid and binding obligation, enforceable against him, her or it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws relating to or affecting creditors’ rights generally, or by the general principles of equity. No representation is made by any party with respect to the regulatory effect of this Agreement, and each of the parties has had an opportunity to consult with counsel as to his, her or its rights and responsibilities under this Agreement. No party makes any representation to any other party as to future law or regulation or the future interpretation of existing laws or regulations by any governmental authority or self-regulatory organization.
Section 3.2.    Absence of Conflicts. The execution and delivery by such party of this Agreement and the performance of his, her or its obligations hereunder does not and will not (i) conflict with, or result in the breach of, any provision of the constitutive documents of such party, if any; (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such party is a party or by which such party’s assets or operations are bound or affected; or (iii) violate any law applicable to such party.

Section 3.3.    Consents. Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party in connection with the execution, delivery or performance of this Agreement.
ARTICLE IV
MISCELLANEOUS
Section 4.1.    Termination. This Agreement shall terminate and be of no further force and effect upon (a) the written agreement of the Class B Holders holding two-thirds of the aggregate voting power subject to this Agreement to terminate this Agreement, (b) a Sunset Event, (c) its provisions becoming illegal or being interpreted by any governmental authority to be illegal, (d) any securities exchange on which the Corporation’s Common Shares are traded asserting that its existence will threaten the continued listing of the Corporation’s Common Shares on that securities exchange, including the commencement of formal delisting procedures, for 180 days without resolution, or (e) with respect to each Class B Holder, at such time that such Class B Holder and its Permitted Transferees who are Class B Holders cease to Beneficially Own any Class B Units; provided that if any provision of this Agreement is determined or interpreted to be illegal pursuant to clause (c) above or if any securities exchange on which the Corporation Shares are traded asserts for the requisite period that its existence will threaten the continued listing of the Corporation’s Common Shares on that Exchange, each Class B Holder shall take all Necessary Action to amend or modify the putatively illegal provision, or, as applicable, to cause the Corporation’s Common Shares to be listed on another United States securities exchange, if that exchange will so permit without requiring modification of this Agreement or to modify this Agreement to the minimum extent necessary to permit listing to be continued on the existing securities exchange or such alternative securities exchange, each at the request of HLAI.
Section 4.2.    Survival. If this Agreement is terminated pursuant to Section 4.1, this Agreement shall become void and of no further force and effect, except for: (i) the provisions set forth in this Section 4.2 and Section 4.9; (ii) the rights with respect to the breach of any provision hereof by the Corporation.
Section 4.3.    Successors and Assigns; Beneficiaries. Except as otherwise provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto. This Agreement may not be assigned without the express prior written consent of the Corporation, HLA and Class B Holders holding a majority of the voting interest of Common Stock held by the Class B Holders, and any attempted assignment, without such consents, will be null and void; provided that each Class B Holder (from time to time party hereto) shall be entitled to assign (solely in connection with a transfer of Common Stock or HLA Units) its rights and obligations hereunder to any of its Permitted Transferees, and such Permitted Transferees shall be required to sign a joinder to this Agreement in the form specified by the Board of Directors.

Section 4.4.    Amendment and Modification; Waiver of Compliance.
(a)    This Agreement may be amended only by a written instrument duly executed by the Corporation, HLA, and Class B Holders holding a majority of the voting interest of Common Stock held by the Class B Holders.
(b)    Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 4.5.    Notices. All notices, requests, demands and other communications to any party hereunder shall be in writing and shall be given to such party at its street address, HLA email address or facsimile number set forth in the records of the Corporation or such other address or facsimile number as such party may hereafter specify for such purpose by notice to the other parties. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified pursuant to this Section 4.5 and the appropriate confirmation is received on a business day, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class, certified or registered postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified pursuant to this Section 4.5 on a business day.
Section 4.6.    Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.
Section 4.7.    Entire Agreement. The provisions of this Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior oral and written agreements and memoranda and undertakings among the parties hereto with regard to such subject matter.
Section 4.8.    Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

Section 4.9.    CHOICE OF LAW AND VENUE; WAIVER OF RIGHT TO JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OF A DELAWARE FEDERAL OR STATE COURT, OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SUCH A JUDGMENT, IN ANY OTHER APPROPRIATE JURISDICTION.
IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (1) AGREE UNDER ALL CIRCUMSTANCES ABSOLUTELY AND IRREVOCABLY TO INSTITUTE ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE STATE OF DELAWARE, WHETHER A STATE OR FEDERAL COURT; (2) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO THE PERSONAL JURISDICTION OF ANY SUCH COURT DESCRIBED IN CLAUSE (1) OF THIS SECTION AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN THE STATE OF DELAWARE); (3) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN ANY INCONVENIENT FORUM; (4) AGREE, AFTER CONSULTATION WITH COUNSEL, TO WAIVE ANY RIGHTS TO A JURY TRIAL TO RESOLVE ANY DISPUTES OR CLAIMS RELATING TO THIS AGREEMENT; (5) AGREE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH HEREIN FOR COMMUNICATIONS TO SUCH PARTY; (6) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (7) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
Section 4.10.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 4.11.    Further Assurances. At any time or from time to time after the date hereof, the parties hereto agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as any other party may reasonably request in order to evidence or effectuate the provisions of this Agreement and to otherwise carry out the intent of the parties hereunder.
Section 4.12.    Schedule 13D. In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and subject to the limitations set forth therein, each Class B Holder hereto agrees to either (i) file an appropriate Schedule 13D no later than 10 calendar days following the Effective Date or (ii) execute a power of attorney in favor of a designee of HLAI and provide promptly such information as is requested by HLAI from time to time to make Schedule 13D filings on behalf of such Class B Holder.
Section 4.13.    Effectiveness of Agreement. Upon the Closing, the Agreement shall thereupon be deemed to be effective (such date, the “Effective Date”). However, to the extent the Closing does not occur, the provisions of this Agreement shall be without any force or effect.

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EXHIBIT 10.5

IN WITNESS WHEREOF, each of the undersigned has signed this Stockholders Agreement as of the date first above written.

Hamilton Lane Incorporated

By:
Name:
Title:

Hamilton Lane Advisors, L.L.C.

By:
Name:
Title:

[Class B Holders]

By:
Name:
Title: